Exhibit (l)

Troutman Pepper Locke LLP 111 South Wacker Drive, Suite 4100 Chicago, IL 60606 troutman.com

June 29, 2026

ABX Longevity Growth and Income Fund

333 S. Garland Ave., Suite 1500

Orlando, FL 32801

Ladies and Gentlemen:

We have acted as counsel to ABX Longevity Growth and Income Fund, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing of a Registration Statement on Form N-2 as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act,” File Nos. 333-274405 and 811-23900, respectively) (the “Registration Statement”). The Registration Statement relates to the sale of an unlimited amount of the Fund’s shares of beneficial interest, no par value (the “Shares”), that may be offered from time to time. This opinion is being furnished to the Fund in accordance with the requirements of Item 25(2)(l) of Form N-2 under the Securities Act and no opinion is expressed herein as to any other matter other than as to the legality of the Shares.

As counsel to the Fund, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

a)

the Amended and Restated Certificate of Trust of the Fund, filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 8, 2026 (the “A&R Certificate of Trust”);

b)	the Amended and Restated Agreement and Declaration of Trust of the Fund dated as of April 22, 2026 (the “A&R Declaration of Trust”);

c)	the Bylaws of the Fund, effective as of April 22, 2026 (the “Bylaws”);

d)	The Pre-Effective Amendment No. 20 to the Registration Statement relating to an unlimited number of Shares;

e)

The minutes of the meeting of the board of Trustees of the Fund (the “Minutes”) relating to, among other things, the authorization and approval of (a) the offer, issuance and sale of the Shares by the Fund, (b) the preparation and filing of the Registration Statement, and (c) the registration of the Shares for offer and sale by the Fund from time to time pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Fund; and

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f)	A Certificate of Good Standing with respect to the Fund, issued by the Delaware Secretary of State as of a recent date.

The A&R Certificate of Trust, the A&R Declaration of Trust, the Bylaws, the Minutes, the Registration Statement and the Prospectus are collectively referred to below as the “Operative Documents.”

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us.

For purposes of this opinion, we have assumed (i) that the Operative Documents are in full force and effect, will not be amended on or prior to the date of issuance of the Shares, and will remain in full force and effect as and when the Shares are issued by the Fund, (ii) that the Fund is, becomes, or will become prior to or within 180 days of the first issuance of Shares, a registered investment company under 1940 Act, (iii) the legal capacity of each natural person who is party to the documents examined by us, (iv) the due organization or due formation, as the case may be, and valid existence in good standing of each party (other than the Fund) to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (v) that each of the parties to the documents examined by us (other than the Fund) has and had the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vii) that the issuance, offer and sale of the Shares from time to time and the final terms of and conditions of such issuance, offer and sale, including those relating to the price of the Shares to be offered, issued, and sold will be determined or otherwise established in accordance with the Operative Documents, (viii) the due submission of purchase orders to the Fund by the purchasers, (ix) the acceptance by the Fund of such purchase orders and the due issuance of the Shares to the purchasers in accordance with the Operative Documents, (x) the payment by each purchaser of the full consideration due from it for the Shares, and (xi) that the appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, the purchasers will be maintained in the appropriate registers and other books and records of the Fund.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and on a certificate of an officer of the Fund. We have not independently established the facts or, in the case of certificates of public officials, the other statements so relied upon.

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The opinion set forth below is limited to the trust laws of the State of Delaware, as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when sold in accordance with the terms, conditions, requirements and procedures set forth in the Operative Documents, will be validly issued, fully paid and nonassessable beneficial interests in the Fund.

The opinion expressed above is limited to the law of the State of Delaware (excluding the securities laws of the State of Delaware). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

The opinion expressed in this opinion letter (i) is strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied or inferred and (ii) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Fund or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference of our firm in the “Legal Matters” section of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ TROUTMAN PEPPER LOCKE LLP
TROUTMAN PEPPER LOCKE LLP